Exhibit 10.17

Summary of Translation of the

Agreement, dated February 20, 2000, by and between e-Future Beijing and Hainan Future

Computer Co., Ltd. Transferring ONE POS-ERP

On February 20, 2000, e-Future Beijing executed an agreement with Hainan Future, pursuant to which e-Future Beijing purchased from Hainan Future the copyright and the relevant intangible assets of one set of computer software (POS-ERP), which was independently developed by Hainan Future. The registration number for such software is 2000SR1016. The purchase price was RMB 5,160,000. Pursuant to the agreement, Hainan Future agreed to provide e-Future Beijing with one-year of customized development services and technical support related to POS-ERP. Pursuant to the agreement, e-Future Beijing is entitled to sell and develop new products based on the software at its own discretion.